Exhibit 10.1

THE COMTECH TELECOMMUNICATIONS CORP.

2000 STOCK INCENTIVE PLAN

AMENDED AND RESTATED

EFFECTIVE MARCH 6, 2018

i

2.39	"Restricted Stock"	7
2.40	"Restricted Stock Unit" or “RSU”	7
2.41	"Restriction Period"	7
2.42	"Retirement"	7
2.43	"Rule 16b-3"	7
2.44	"Section 162(m) of the Code"	7
2.45	"Section 409A of the Code"	7
2.46	"Securities Act"	7
2.47	"Stock Appreciation Right" or "SAR"	7
2.48	"Stock Option" or "Option"	8
2.49	"Stock Unit"	8
2.50	"Subsidiary"	8
2.51	"Tandem Stock Appreciation Right"	8
2.52	"Ten Percent Stockholder"	8
2.53	"Termination"	8
2.54	"Termination of Consultancy"	8
2.55	"Termination of Directorship"	8
2.56	"Termination of Employment"	9
2.57	"Transfer"	9
2.58	"Treasury Rate"	9
ARTICLE III ADMINISTRATION		9
3.1	The Committee	9
3.2	Grants of Awards	9
3.3	Guidelines	11
3.4	Decisions Final	11
3.5	Reliance on Counsel	11
3.6	Procedures	11
3.7	Designation of Consultants/Liability	12
ARTICLE IV SHARE AND OTHER LIMITATIONS		12
4.1	Shares	13
4.2	Changes	15
4.3	Minimum Purchase Price	16
4.4	Assumption of Awards	17
4.5	Minimum Restriction and Vesting Period	17
4.6	Dividends and Dividend Equivalents	17
ARTICLE V ELIGIBILITY		18
5.1	General Eligibility	18
5.2	Incentive Stock Options	18
5.3	Non-Employee Directors	18
5.4	Service Recipient Stock	18
ARTICLE VI STOCK OPTIONS		19
6.1	Stock Options	19
6.2	Grants	19
6.3	Terms of Stock Options	19
ARTICLE VII STOCK APPRECIATION RIGHTS		22
7.1	Tandem Stock Appreciation Rights	22

7.2	Terms and Conditions of Tandem Stock Appreciation Rights	22
7.3	Non-Tandem Stock Appreciation Rights	23
7.4	Terms and Conditions of Non-Tandem Stock Appreciation Rights	23
7.5	Limited Stock Appreciation Rights	24
ARTICLE VIII RESTRICTED STOCK		25
8.1	Awards of Restricted Stock	25
8.2	Awards and Certificates	25
8.3	Restrictions and Conditions on Restricted Stock Awards	26
ARTICLE IX PERFORMANCE SHARES		27
9.1	Award of Performance Shares	27
9.2	Terms and Conditions	28
ARTICLE X CASH INCENTIVE AWARDS AND PERFORMANCE UNITS		29
10.1	Cash Incentive Awards	29
10.2	Awards of Performance Units	30
10.3	Terms and Conditions	30
ARTICLE XI OTHER STOCK-BASED AWARDS		32
11.1	Other Awards	32
11.2	Terms and Conditions	32
ARTICLE XII NON-TRANSFERABILITY AND TERMINATION OF EMPLOYMENT/CONSULTANCY		34
12.1	Non-Transferability	34
12.2	Termination of Employment or Termination of Consultancy	34
ARTICLE XIII NON-EMPLOYEE DIRECTOR GRANTS		36
13.1	Awards	36
13.2	Stock Option Grants	36
13.3	Non-Qualified Stock Option	38
13.4	Terms of Stock Options	38
13.5	Terms of Restricted Stock Units	41
13.6	Terms of Restricted Stock Awards	44
13.7	Terms of Stock Units	47
13.8	Changes	49
ARTICLE XIV CHANGE IN CONTROL PROVISIONS		50
14.1	Benefits	50
14.2	Change in Control	51
ARTICLE XV TERMINATION OR AMENDMENT OF PLAN		53
ARTICLE XVI UNFUNDED PLAN		54
16.1	Unfunded Status of Plan	54
ARTICLE XVII GENERAL PROVISIONS		54
17.1	Legend	54
17.2	Other Plans	54
17.3	Right to Employment/Directorship/Consultancy	54
17.4	Withholding of Taxes	55
17.5	Listing and Other Conditions.	55
17.6	Governing Law	56
17.7	Construction	56
17.8	Other Benefits	56

17.9	Costs	56
17.10	No Right to Same Benefits	56
17.11	Death/Disability	56
17.12	Section 16(b) of the Exchange Act	56
17.13	Section 409A of the Code	56
17.14	Severability of Provisions	57
17.15	Headings and Captions	58
17.16	Electronic Communications	58
ARTICLE XVIII EFFECTIVE DATE OF PLAN		58
ARTICLE XIX TERM OF PLAN		60

THE COMTECH TELECOMMUNICATIONS CORP.

2000 STOCK INCENTIVE PLAN
AMENDED AND RESTATED

EFFECTIVE MARCH 6, 2018
ARTICLE I
PURPOSE
The purpose of The Comtech Telecommunications Corp. 2000 Stock Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company: (i) to offer employees of, and Consultants to, the Company and its Affiliates stock-based incentives and other equity interests in the Company and cash-based incentive Awards, thereby creating a means to attract, retain, motivate and reward such individuals and, through awards with a value based on the value of Company stock, to strengthen the mutuality of interests between such individuals and the Company's stockholders; and (ii) to make equity based awards to Non-Employee Directors, thereby creating a means to attract, retain and reward such Non-Employee Directors and strengthen the mutuality of interests between Non-Employee Directors and the Company's stockholders.
ARTICLE II
DEFINITIONS
For purposes of this Plan, the following terms shall have the following meanings:
2.1     "Acquisition Event" has the meaning set forth in Section 4.2(d).
2.2     "Affiliate" means each of the following: (i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; and (iv) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an "Affiliate" by resolution of the Committee.

2.3     "Award" means any award under this Plan of any: (i) Stock Option; (ii) Stock Appreciation Right; (iii) Restricted Stock; (iv) Performance Share; (v) Performance Unit; (vi) Restricted Stock Unit; (vii), Stock Unit, (viii) Other Stock-Based Award; (ix) other award providing benefits similar to (i) through (viii) designed to meet the requirements of a Foreign Jurisdiction; or (x) cash incentive Award awarded under Section 10.1. An Award other than a cash incentive Award is referred to as an “Equity Award.”
2.4     "Board" means the Board of Directors of the Company.
2.5     "Cause" means, with respect to a Participant's Termination of Employment or Termination of Consultancy: (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define "cause" (or words of like import)), termination due to a Participant's commission of a fraud or a felony in connection with his or her duties as an employee of the Company or an Affiliate, willful misconduct or any act of disloyalty, dishonesty, fraud, breach of trust or confidentiality as to the Company or an Affiliate or any other act which is intended to cause or may reasonably be expected to cause economic or reputational injury to the Company or an Affiliate; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines "cause" (or words of like import), as defined under such agreement; provided, however, that with regard to any agreement that conditions "cause" on occurrence of a change in control, such definition of "cause" shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant's Termination of Directorship, "cause" shall mean an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.
2.6     "Change in Control" has the meaning set forth in Article XIV.
2.7     "Code" means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision.
2.8     "Committee" means: (a) with respect to the application of this Plan to Eligible Employees and Consultants, a committee or subcommittee of the Board appointed from time to time by the Board, which committee or subcommittee shall consist of two or more Non-Employee Directors, each of whom is intended to be, (i) to the extent required by Rule 16b-3, a "non-employee director" as defined in Rule 16b-3, (ii) to the extent required by Section 162(m) of the Code and any regulations thereunder, an "outside director" as defined under Section 162(m) of the Code, (iii) an “independent director” under applicable stock exchange rules, and (iv) as may be applicable, “independent” as provided pursuant to the rules promulgated by the Securities and Exchange Commission under The Dodd-Frank Wall Street Reform and Consumer Protection Act; provided, however, that if and to the extent that no Committee exists which has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board; and (b) with respect to the application of this Plan to Non-Employee Directors, the Board. If for any reason the appointed Committee does not meet any of the requirements of clauses (a)(i) – (iv) above, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
2.9     "Common Stock" means the common stock, $.10 par value per share, of the Company.
2.10     "Company" means Comtech Telecommunications Corp., a Delaware corporation, and its successors by operation of law.
2.11     "Consultant" means any advisor or consultant to the Company or its Affiliates.
2.12     "Detrimental Activity" means (a) the disclosure to anyone outside the Company or its Affiliates, or the use in any manner other than in the furtherance of the Company's or its Affiliate's business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company or its Affiliates, acquired by a Participant prior to the Participant's Termination; (b) activity while employed by, or otherwise providing services to, the Company or its Affiliates that results, or if known could result, in the Participant's Termination that is classified by the Company as a Termination for Cause; (c) any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hire of) any non-clerical employee of the Company or its Affiliates to be employed by, or to perform services for, the Participant or any person or entity with which the Participant is associated (including, but not limited to, due to the Participant's employment by, consultancy for, directorship with, equity interest in, or creditor relationship with such person or entity) or any person or entity from which the Participant receives direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from the Company; (d) any attempt, directly or indirectly, to solicit in a competitive manner any current or prospective customer of the Company or its Affiliates without, in all cases, written authorization from the Company; (e) the Participant's Disparagement, or inducement of others to do so, of the Company or its Affiliates or their past and present officers, directors, employees or products; (f) without written authorization from the Company, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company or its Affiliates, or which organization or business, or the rendering of services to such organization or business, is otherwise prejudicial to or in conflict with the interests of the Company or its Affiliates, (g) breach of any agreement between the Participant and the Company or an Affiliate (including, without limitation, any employment agreement or non-competition or non-solicitation agreement), or (h) for Awards granted on or after September 21, 2011, a violation of the Company’s Standards of Business Conduct as adopted by the Company from time to time and as in effect on the date the Award is granted. Unless otherwise determined by the Committee at grant, Detrimental Activity shall not be deemed to occur after the end of the one-year period following the Participant's Termination. For purposes of subsections (a), (c), (d) and (f) above, the Chief Executive Officer and the General Counsel of the Company shall each have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.
2.13     "Disparagement" means making comments or statements to the press, the Company's or its Affiliates' employees, consultants or any individual or entity with whom the Company or its Affiliates has a business relationship which would adversely affect in any manner: the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects), or the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.
2.14     "Disability" means, with respect to an Eligible Employee, Consultant or Non-Employee Director, a permanent and total disability, as determined by the Committee in its sole discretion, provided that in no event shall any disability that is not a permanent and total disability, as defined in Section 22(e)(3) of the Code, shall be treated as a Disability. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) of the Code.
2.15     "Effective Date" means the effective date of this Plan as defined in Article XVIII.
2.16     "Eligible Employee" means each employee of the Company or an Affiliate.
2.17     "Exchange Act" means the Securities Exchange Act of 1934, as amended. Any references to any section of the Exchange Act shall also be a reference to any successor provision.
2.18     "Family Member" shall mean "family member" as defined in Section A1(a)(5) of the general instructions of Form S-8.

2.19     "Fair Market Value" means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date, the last sales price for the Common Stock or the average of trading prices for Common Stock on the applicable date, as specified by the Committee: (i) as reported on the principal national securities exchange on which it is then traded or The Nasdaq Stock Market LLC or (ii) if not traded on any such national securities exchange or The Nasdaq Stock Market LLC as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority. If the Common Stock is not readily tradable on a national securities exchange, The Nasdaq Stock Market LLC or any automated quotation system sponsored by the Financial Industry Regulatory Authority, its Fair Market Value shall be set in good faith by the Committee. Notwithstanding anything herein to the contrary, "Fair Market Value" means the price for Common Stock set by the Committee in good faith based on reasonable methods set forth under Section 422 of the Code or Section 409A of the Code, as applicable, and the regulations thereunder including, without limitation, a method utilizing the average of prices of the Common Stock reported on the principal national securities exchange on which it is then traded during a reasonable period designated by the Committee. For purposes of the grant of any Stock Option or Stock Appreciation Right, the applicable date shall be the date of grant of the Stock Option or Stock Appreciation Right (which must be at or after the date on which such grant is duly authorized) or, if so specified by the Committee, the latest trading date for which the last sales price or average trading price is available at the time of grant, provided that for purposes of the exercise of any Stock Option or Stock Appreciation Right, the applicable date shall be the date a notice of exercise is received by the Secretary of the Company or, if not a day on which the applicable market is open, the next day that it is open. For purposes of the conversion of a Performance Unit to shares of Common Stock for reference purposes, the applicable date shall be the date determined by the Committee in accordance with Section 10.2.
2.20     "Foreign Jurisdiction" means any jurisdiction outside of the United States including, without limitation, countries, states, provinces and localities.
2.21     "Incentive Stock Option" means any Stock Option awarded to an Eligible Employee under this Plan intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.
2.22     "Limited Stock Appreciation Right" means an Award of a limited Tandem Stock Appreciation Right or a Non-Tandem Stock Appreciation Right made pursuant to Section 7.5 of this Plan.
2.23     "Non-Employee Director" means a director of the Company who is not an active employee of the Company or an Affiliate and who is not an officer, director or employee of the Company or any Affiliate.

2.24     "Non-Qualified Stock Option" means any Stock Option awarded under this Plan that is not an Incentive Stock Option.
2.25     "Non-Tandem Stock Appreciation Right" means a Stock Appreciation Right entitling a Participant to receive an amount in cash or Common Stock (as determined by the Committee in its sole discretion) equal to the excess of: (i) the Fair Market Value of a share of Common Stock as of the date such right is exercised, over (ii) the aggregate exercise price of such right.
2.26     "Other Stock-Based Award" means an Award of Common Stock and other Awards made pursuant to Article XI that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to performance of an Affiliate.
2.27     "Ownership Guidelines" means the guidelines adopted by the Board from time to time setting forth the minimum amount of Company stock that Non-Employee Directors are required to own.
2.28     "Parent" means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
2.29     "Participant" means any Eligible Employee or Consultant to whom an Award has been made under this Plan and each Non-Employee Director of the Company; provided, however, that a Non-Employee Director shall be a Participant for purposes of the Plan solely with respect to awards of Stock Options, Restricted Stock, Stock Units or Restricted Stock Units pursuant to Article XIII.
2.30     "Performance Criteria" has the meaning set forth in Exhibit A.
2.31     "Performance Cycle" has the meaning set forth in Section 10.1.
2.32     "Performance Goal" means the objective performance goals established by the Committee in accordance with Section 162(m) of the Code and based on one or more Performance Criteria.
2.33     "Performance Period" has the meaning set forth in Section 9.1.
2.34     "Performance Share" means an Award made pursuant to Article IX of this Plan of the right to receive Common Stock or, as determined by the Committee in its sole discretion, cash of an equivalent value at the end of the Performance Period or thereafter.
2.35     "Performance Unit" means an Award made pursuant to Article X of this Plan of the right to receive a fixed dollar amount, payable in cash or Common Stock (or a combination of both) as determined by the Committee in its sole discretion, at the end of a specified Performance Unit Cycle or thereafter.

2.36     "Performance Unit Cycle" has the meaning set forth in Section 10.2.
2.37     "Plan" means The Comtech Telecommunications Corp. 2000 Stock Incentive Plan.
2.38     "Reference Stock Option" has the meaning set forth in Section 7.1.
2.39     "Restricted Stock" means an Award of shares of Common Stock under this Plan that is subject to restrictions under Article VIII or Article XIII.
2.40     "Restricted Stock Unit" or “RSU” means an Award of a restricted stock unit under this Plan that is granted in accordance with and subject to restrictions under Article XI with respect to Eligible Employees and Consultants, and Article XIII with respect to Non-Employee Directors, which is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is ultimately distributed in payment of the obligation (other than a right to receive dividend equivalent amounts as determined by the Committee).
2.41     "Restriction Period" has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.
2.42     "Retirement" means a Termination of Employment or Termination of Consultancy other than a termination for Cause or due to death or Disability by a Participant at or after age 65 or such earlier date after age 50 as may be approved by the Committee with regard to such Participant. With respect to a Participant's Termination of Directorship, Retirement shall mean the failure to stand for reelection or the failure to be reelected at or after a Participant has attained age 65 or, with the consent of the Board, before age 65 but after age 50.
2.43     "Rule 16b-3" means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provisions.
2.44     "Section 162(m) of the Code" means Section 162(m) of the Code and any Treasury regulations thereunder.
2.45     "Section 409A of the Code" means Section 409A of the Code and any Treasury regulations thereunder.
2.46     "Securities Act" means the Securities Act of 1933, as amended. Any reference to any section of the Securities Act shall also be a reference to any successor provision.
2.47     "Stock Appreciation Right" or "SAR" means the right pursuant to an Award granted under Article VII.

2.48     "Stock Option" or "Option" means any option to purchase shares of Common Stock granted to Eligible Employees or Consultants under Article VI or to Non-Employee Directors under Article XIII.
2.49     "Stock Unit" means an Award of a stock unit under this Plan that is granted in accordance with and subject to restrictions under Article XI with respect to Eligible Employees and Consultants, and Article XIII with respect to Non-Employee Directors, which is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is ultimately distributed in payment of the obligation (other than a right to receive dividend equivalent amounts as determined by the Committee).
2.50     "Subsidiary" means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.51     "Tandem Stock Appreciation Right" means a Stock Appreciation Right entitling the holder to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in cash or Common Stock (as determined by the Committee in its sole discretion) equal to the excess of: (i) the Fair Market Value, on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), over (ii) the aggregate exercise price of such Stock Option (or such portion thereof).
2.52     "Ten Percent Stockholder" means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.
2.53     "Termination" means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.
2.54     "Termination of Consultancy" means, with respect to a Consultant, that the Consultant is no longer acting as a consultant to the Company or an Affiliate. In the event an entity shall cease to be an Affiliate, there shall be deemed a Termination of Consultancy of any individual who is not otherwise a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his consultancy, the Committee, in its sole and absolute discretion, may determine that no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant or an Eligible Employee.
2.55     "Termination of Directorship" means, with respect to a Non-Employee Director, that the Non-Employee Director has ceased to be a director of the Company. In the event that a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his directorship, the Committee, in its sole and absolute discretion, may determine that no Termination of Directorship shall be deemed to occur until such time as such Non-Employee Director is no longer an Eligible Employee or Consultant.
2.56     "Termination of Employment" means: (i) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (ii) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate. In the event that an Eligible Employee becomes a Consultant or Non-Employee Director upon the termination of his employment, the Committee, in its sole and absolute discretion, may determine that no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee or a Consultant.
2.57     "Transfer" means anticipate, alienate, attach, sell, assign, pledge, encumber, charge, hypothecate or otherwise transfer and “Transferred” has a correlative meaning.
2.58     "Treasury Rate" means the interest rate payable on three-year notes issued by the United States Treasury with an issuance date that is closest to the first day of the relevant fiscal year, as reported by the U.S. Department of the Treasury on its website, http://www.treasurydirect.gov or such other official website maintained by the U.S. Department of the Treasury at such time.

ARTICLE III

ADMINISTRATION

3.1     The Committee. The Plan shall be administered and interpreted by the Committee. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with the requirements of Rule 16b-3 and Section 162(m) of the Code shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

3.2     Grants of Awards. The Committee shall have full authority to grant to Eligible Employees and Consultants, pursuant to the terms of this Plan: (i) Stock Options; (ii) Tandem Stock Appreciation Rights and Non-Tandem Stock Appreciation Rights; (iii) Restricted Stock; (iv) Performance Shares; (v) Performance Units; (vi) Restricted Stock Units; (vii) Stock Units; (viii) Other Stock-Based Awards; (ix) other awards providing benefits similar to (i) through (viii) designed to meet the requirements of Foreign Jurisdictions; and (x) cash incentive Awards under Section 10.1. All Equity Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant. In particular, the Committee shall have the authority:

(a)     to select the Eligible Employees and Consultants to whom Awards may from time to time be granted hereunder;
(b)     to determine whether and to what extent Awards, including any combination of two or more Awards, are to be granted hereunder to one or more Eligible Employees or Consultants;
(c)     to determine, in accordance with the terms of this Plan, the number of shares of Common Stock to be covered by each Equity Award granted hereunder;
(d)     to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof and any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);
(e)     to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.3(d) or, with respect to Stock Options granted to Non-Employee Directors, Section 13.4(d);
(f)     to the extent permitted by law, to determine whether, to what extent and under what circumstances to provide loans (which shall bear interest at the rate the Committee shall provide) to Eligible Employees and Consultants in order to exercise Stock Options under this Plan or to purchase Awards under this Plan (including shares of Common Stock);
(g)     to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option, whether a Stock Appreciation Right is a Tandem Stock Appreciation Right or Non-Tandem Stock Appreciation Right or whether an Award is intended to satisfy Section 162(m) of the Code;
(h)     to determine whether to require an Eligible Employee or Consultant, as a condition of the granting of any Award, not to sell or otherwise dispose of shares of Common Stock acquired pursuant to the exercise of an Option or an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Option or Award;
(i)     to modify, extend or renew an Award, subject to Article XV herein, provided, however, that if an Award is modified, extended or renewed and thereby deemed to be the issuance of a new Award under the Code or the applicable accounting rules, the exercise price of an Award may continue to be the original exercise price even if less than the Fair Market Value of the Common Stock at the time of such modification, extension or renewal; provided further, however, that such Award may be restructured to comply with Section 409A of the Code to avoid any adverse tax consequences, to the extent applicable;

(j)     to determine the form of any Award agreement or other document or notice related to this Plan, and whether that document, including signatures, may be in electronic form in accordance with Section 17.16 herein; and
(k)     to determine, subject to Sections 12.1 and 17.11, whether and under what circumstances (consistent with the terms of the Plan) a Participant shall be entitled to designate a beneficiary to receive the Participant’s outstanding Award(s) or exercise the Participant’s rights under the Participant’s outstanding Award(s) following the death of the Participant.
3.3     Guidelines. Subject to Article XV hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to, the taxes of, Foreign Jurisdictions to comply with applicable tax and securities laws and may impose any limitations and restrictions that it deems necessary to comply with the applicable tax and securities laws of such Foreign Jurisdictions. To the extent applicable, this Plan is intended to comply with Section 162(m) of the Code and the applicable requirements of Rule 16b-3 and shall be limited, construed and interpreted in a manner so as to comply therewith.
3.4     Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.
3.5     Reliance on Counsel. The Company, the Board or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.
3.6     Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company, shall be fully as effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.
3.7     Designation of Consultants/Liability.
(a)     The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of this Plan and may grant authority to officers to execute agreements or other documents on behalf of the Committee.
(b)     The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any employee of the Company designated pursuant to paragraph (a) above shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of the Company and to the extent not covered by insurance, each officer and member or former member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with this Plan, except to the extent arising out of such officer's, member's or former member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under this Plan.

ARTICLE IV
SHARE AND OTHER LIMITATIONS

4.1     Shares.
(a)     General Limitation. The aggregate number of shares of Common Stock which may be issued or used for reference purposes under this Plan or with respect to which Equity Awards may be granted shall not exceed 10,362,500 shares of Common Stock (subject to any increase or decrease pursuant to Section 4.2) with respect to all types of Equity Awards (such aggregate number of shares includes shares already issued pursuant to Equity Awards granted under the Plan since its original inception). The shares of Common Stock available under this Plan may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company.
(b)     Share Recycling (subject to Section 4.1(c) Limitations on Share Recycling).
If any Stock Option or Stock Appreciation Right granted under this Plan expires, terminates or is canceled for any reason without having been exercised in full or, with respect to Stock Options, the Company repurchases any Stock Option, the number of shares of Common Stock underlying such unexercised or repurchased Stock Option or any unexercised Stock Appreciation Right shall again be available for the purposes of Equity Awards under this Plan. If any shares of Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units or Stock Units awarded under this Plan to a Participant are forfeited or repurchased by the Company for any reason, the number of forfeited or repurchased shares of Restricted Stock, or shares of Common Stock underlying any Performance Share, Performance Unit, Restricted Stock Unit or Stock Unit Awards shall again be available for the purposes of Equity Awards under this Plan. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under this Plan.
(c)     Limitations on Share Recycling.
Notwithstanding anything else herein, (i) the total number of Stock Options, Stock Appreciation Rights or Other Stock-Based Awards (subject to exercise) that have been exercised, regardless of whether any of the shares of Common Stock underlying such Awards are not actually issued to the Participant as the result of a net settlement, (ii) the total number of shares of Common Stock underlying any stock-settled Stock Appreciation Right that has been exercised regardless of whether a lesser number of shares of Common Stock have been delivered, (iii) any shares of Common Stock used to pay any exercise price on any Award granted under the Plan that is subject to exercise (including, without limitation, any Stock Options, Stock Appreciation Rights or Other Stock-Based Awards (subject to exercise)) and (iv) any shares of Common Stock used to satisfy tax withholding obligation with respect to any and all Awards granted under the Plan, shall in each case be counted against the limits set forth in Section 4.1(a) and shall no longer be available for purposes of granting Equity Awards under this Plan. In addition, shares of Common Stock repurchased by the Company on the open market using proceeds from the exercise of any Award shall not increase the number of shares available for future grant of Awards hereunder.
(d)     Individual Participant Limitations.     (i)     The maximum number of shares of Common Stock subject to any Award of Stock Options, Stock Appreciation Rights, Performance Shares or shares of Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii) herein which may be granted under this Plan during any fiscal year of the Company to each Eligible Employee or Consultant shall be 225,000 shares per type of Award (which shall be subject to any increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Equity Awards does not exceed 225,000 (which shall be subject to any increase or decrease pursuant to Section 4.2) during any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Eligible Employee's or Consultant's individual share limitations for both Stock Appreciation Rights and Stock Options.
(ii)    There are no annual individual Eligible Employee or Consultant share limitations on Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is not subject to attainment of Performance Goals in accordance with Section 8.3(a)(ii) hereof.
(iii)    Performance Units payable solely in cash shall be deemed to be cash incentive awards subject to the limitation in Section 4.1(d)(v), and Performance Units payable in cash or in shares of Common Stock shall be subject to the limitation in Section 4.1(d)(i) unless the Committee has, no later than the time performance goals are specified for the Performance Units, designated such Performance Units as cash incentive awards potentially settleable in shares, in which case the Performance Units shall be subject to the limitation in Section 4.1(d)(v).
(iv)    The individual Participant limitations set forth in this Section 4.1(d)(i) – (iv) shall be cumulative; that is, to the extent that shares of Common Stock for which Equity Awards are permitted to be granted to an Eligible Employee or a Consultant during a fiscal year are not covered by an Award to such Eligible Employee or Consultant in a fiscal year, the number of shares of Common Stock available for Equity Awards to such Eligible Employee or Consultant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.
(v)    The maximum potential amount earnable under all cash incentive Awards granted under this Plan for any fiscal year of the Company to each Eligible Employee shall be such Eligible Employee’s “Annual Limit,” which in each fiscal year shall be $4 million plus the amount of the Eligible Person's unused Annual Limit as of the close of the previous fiscal year. This limitation is separate and not affected by the number of Awards granted during such fiscal year subject to the limitations under Section 4.1(d)(i) – (iv). For this purpose, (i) the potential amount earnable means the maximum amount potentially payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant's Annual Limit is used to the extent an amount may be potentially earned or paid under a cash incentive Award, regardless of whether such amount is in fact earned or paid, and (iii) a cash incentive Award is “granted” for the earliest fiscal year included in the Performance Cycle for that Award, regardless of whether the terms of the Award do or do not create a legal right on the part of the Participant ultimately to receive a payment with respect to such Award.

4.2     Changes.
(a)     The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company or any Affiliate, any sale or transfer of all or part of the assets or business of the Company or any Affiliate or any other corporate act or proceeding.
(b)     Subject to the provisions of Section 4.2(d), in the event of any such change in the capital structure or business of the Company by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase any Common Stock or securities convertible into Common Stock, or any other corporate transaction or event having an effect similar to any of the foregoing and effected with or without receipt of consideration by the Company, then the aggregate number and kind of shares which thereafter may be issued under this Plan, the number and kind of shares or other property (including cash) to be issued upon exercise of an outstanding Stock Option or other Awards granted under this Plan and the purchase price thereof, the per share performance goals established under any Award, the number and kind of shares to be issued to Non-Employee Directors pursuant to Article XIII, and the individual participation limits set forth in Section 4.1(d) (other than those based on cash limitations) shall be appropriately adjusted consistent with such change in such manner as the Committee deems equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under this Plan, and any such adjustment shall be final, binding and conclusive on the Company and all Participants and employees and their respective heirs, executors, administrators, successors and assigns. In furtherance of the foregoing, each outstanding Award shall confer on the Participant a legal right to an appropriate adjustment of the Award in the event of an “equity restructuring” within the meaning of FASB ASC Topic 718. Notwithstanding the foregoing, the Committee shall not make any adjustments pursuant to this Section 4.2 that would subject a Participant to additional tax or penalties under Section 409A of the Code, without the Participant’s consent.
(c)     Fractional shares of Common Stock resulting from any adjustment in Options or Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.
(d)     In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets (all of the foregoing being referred to as "Acquisition Events"), then the Committee may, in its sole discretion, terminate all outstanding Stock Options and Stock Appreciation Rights, effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 30 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his or her Stock Options and Stock Appreciation Rights that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Stock Option or Award Agreements), but any such exercise shall be contingent upon and subject to the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.
If an Acquisition Event occurs but the Committee does not terminate the outstanding Stock Options and Stock Appreciation Rights pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) shall apply.
4.3     Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued shares of Common

Stock are issued under this Plan, such shares shall not be issued for a consideration which is less than as permitted under applicable law.
4.4     Assumption of Awards. Awards that were granted prior to the Effective Date under the (i) Comtech Telecommunications Corp. 1982 Incentive Stock Option Plan (the "1982 Plan"), and (ii) the Comtech Telecommunications Corp. 1993 Incentive Stock Option Plan, as amended, shall be transferred and assumed by this Plan as of the Effective Date. Notwithstanding the foregoing, such Awards shall continue to be governed by the terms of the applicable agreement in effect prior to the Effective Date.
4.5     Minimum Restriction and Vesting Period. Notwithstanding any other provision of the Plan to the contrary, effective September 21, 2011, with respect to any Award of Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units, or Other Stock-Based Award which by its terms does not require the recipient of the Award to pay a per share exercise price or purchase price equal to the Fair Market Value of the underlying Common Stock at the grant date (collectively, “Full-Value Awards”), (i) the Restriction Period with respect to any such Award of Restricted Stock, (ii) the Performance Period with respect to any such Award of Performance Shares, (iii) the Performance Unit Cycle with respect to any such Award of Performance Units and (iv) the vesting period with respect to any such Restricted Stock Unit or any such Other Stock-Based Award that is payable in shares of Common Stock granted on or after such date shall be no less than (A) one year, if the lapsing of restrictions or vesting of the Full-Value Award is based (in whole or in part) on the attainment of one or more Performance Goals, and (B) three years, if the lapsing of restrictions or vesting of the Full-Value Award is based solely on the continued performance of services by the Participant (with the restrictions thereto lapsing or the Full-Value Award becoming vested as to no more than one-third (1/3rd) of the Common Stock subject thereto on each of the first and second anniversaries of the date of grant); provided, that, subject to the terms of the Plan, the Committee may (at the time of grant or thereafter) provide for the earlier lapsing of restrictions or the vesting of the Full-Value Award in the event of a Change of Control or a Participant’s Retirement, death or Disability; and provided further, that, subject to the limitations set forth in Section 4.1(a), Full-Value Awards with respect to up to five percent (5%) of the total number of Shares reserved for Awards under the Plan may be granted that are not subject to the foregoing limitations.
4.6     Dividends and Dividend Equivalents. Notwithstanding any other provision of the Plan to the contrary, any rights granted hereunder to a Participant under an Award granted on or after September 21, 2011 to receive or retain dividends or dividend equivalents with respect to the shares of Common Stock underlying any Full-Value Award (with respect to which the lapsing of the restrictions subject thereto or the vesting thereof is based (in whole or in part) on the attainment of one or more Performance Goals), shall be subject to the same vesting and/or forfeiture conditions (performance-based, service-based or otherwise) as are applicable to such Full-Value Award.

ARTICLE V

ELIGIBILITY

5.1     General Eligibility. All Eligible Employees and Consultants and prospective employees of and Consultants to the Company and its Affiliates are eligible to be granted Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units, Stock Units, Other Stock-Based Awards, awards providing benefits similar to each of the foregoing designed to meet the requirements of Foreign Jurisdictions under this Plan, and cash incentive Awards. Eligibility for the grant of an Award and actual participation in this Plan shall be determined by the Committee in its sole discretion. The vesting and exercise of Awards granted to a prospective employee or Consultant are conditioned upon such individual actually becoming an Eligible Employee or Consultant.

5.2     Incentive Stock Options. All Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Award and actual participation in this Plan shall be determined by the Committee in its sole discretion.
5.3     Non-Employee Directors. Non-Employee Directors are only eligible to receive an Award of Stock Options, Restricted Stock, Restricted Stock Units and Stock Units in accordance with Article XIII of the Plan.
5.4     Service Recipient Stock. Notwithstanding anything herein to the contrary, no Option or SAR under which a Participant may receive Common Stock may be granted under the Plan to an Eligible Employee, prospective employee, Consultant or Non-Employee Director of the Company or any of its Affiliates if such Common Stock does not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Eligible Employee, prospective employee, Consultant or Non-Employee Director, unless such Option or SAR is structured in a manner intended to comply with, or be exempt from, Section 409A of the Code.

ARTICLE VI
STOCK OPTIONS
6.1     Stock Options. Each Stock Option granted hereunder shall be one of two types: (i) an Incentive Stock Option intended to satisfy the requirements of Section 422 of the Code; or (ii) a Non-Qualified Stock Option.
6.2     Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify, shall constitute a separate Non-Qualified Stock Option. The Committee shall have the authority to grant any Consultant one or more Non-Qualified Stock Options (with or without Stock Appreciation Rights). Notwithstanding any other provision of this Plan to the contrary or any provision in an agreement evidencing the grant of a Stock Option to the contrary, any Stock Option granted to an Eligible Employee of an Affiliate (other than an Affiliate which is a Parent or a Subsidiary) shall be a Non-Qualified Stock Option.
6.3     Terms of Stock Options. Stock Options granted under this Plan shall be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:
(a)     Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of the share of Common Stock at the time of grant; provided, however, that if an Incentive Stock Option is granted to a Ten Percent Stockholder, the exercise price shall be no less than 110% of the Fair Market Value of the Common Stock.
(b)     Stock Option Term. The term of each Stock Option shall be fixed by the Committee; provided, however, that no Stock Option shall be exercisable more than 10 years after the date such Stock Option is granted; and further provided that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed 5 years.
(c)     Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
(d)     Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, Stock Options may be exercised in whole or in part at any time and from time to time during the Stock Option term by giving written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) to the extent permitted by law, if the Common Stock is traded on a national securities exchange, The Nasdaq Stock Market LLC or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, through a "cashless exercise" procedure whereby the Participant delivers irrevocable instructions to a broker satisfactory to the Company to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Stock Options or by payment in full or in part in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefore, as provided herein, has been made or provided for.
(e)     Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until 3 months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.
(f)     Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of this Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under this Plan; provided that the rights of a Participant are not reduced without his consent; provided further, that any such modification, extension or renewal is intended to be structured to comply with Section 409A of the Code, to the extent applicable, and (ii) accept the surrender of outstanding Stock Options (up to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, unless approved by stockholders of the Company, (i) an outstanding Option or SAR may not be modified to reduce the exercise price thereof, (ii) no new Option or SAR at a lower exercise price or base price may be substituted for a surrendered Option or SAR, and (iii) no other Award may be issued or cash may be paid in exchange for the surrender of an Option or SAR at a time that the exercise or base price of such Option or SAR exceeds the current Fair Market Value of a share of Common Stock or if such new Award or cash has a value in excess of the then in-the-money value of the surrendered Option or SAR, provided that adjustments or substitutions in accordance with Section 4.2 are not subject to this stockholder approval requirement.
(g)     Other Terms and Conditions. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Committee shall deem appropriate; provided, however, that Stock Options shall not provide for the automatic grant of the same number of Stock Options as the number of shares of Common Stock used to pay for the exercise price of Stock Options or shares of Common Stock used to pay withholding taxes (i.e., “reloads”).
(h)     Detrimental Activity. Unless otherwise determined by the Committee at grant, (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Stock Option, all Stock Options (whether vested or unvested) held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Stock Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period following the later of (x) Participant's Termination of Employment or (y) the date the Stock Option is exercised, that any Stock Options shall be immediately forfeited (whether or not then vested) and the Company shall be entitled to recover from the Participant at any time within one year after the later of (x) or (y), and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise of any Stock Options (whether at the time of exercise or thereafter).

ARTICLE VII
STOCK APPRECIATION RIGHTS
7.1     Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a "Reference Stock Option") granted under this Plan ("Tandem Stock Appreciation Rights"). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option. Consultants shall not be eligible for a grant of Tandem Stock Appreciation Rights granted in conjunction with all or part of an Incentive Stock Option.
7.2     Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee, including Article XII and the following:
(a)     Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until and then only to the extent the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.
(b)     Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI and this Article VII.
(c)     Method of Exercise. A Tandem Stock Appreciation Right may be exercised by a Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised.
(d)     Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the Reference Stock Option, multiplied by the number of shares in respect of which the Tandem Stock Appreciation Right shall have been exercised.
(e)     Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of this Plan on the number of shares of Common Stock to be issued under this Plan.
(f)     Detrimental Activity. Unless otherwise determined by the Committee at grant, (i) in the event the Participant engages in Detrimental Activity prior to any exercise of Tandem Stock Appreciation Rights, all Tandem Stock Appreciation Rights (whether vested or unvested) held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Tandem Stock Appreciation Right, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period following the later of (x) Participant's Termination of Employment or (y) the date the Tandem Stock Appreciation Right is exercised, that any Tandem Stock Appreciation Rights shall be immediately forfeited (whether or not then vested) and the Company shall be entitled to recover from the Participant at any time within one year after the later of (x) or (y), and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).
7.3     Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Option granted under this Plan.
7.4     Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee, including Article XII and the following:
(a)     Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than ten (10) years after the date the right is granted.
(b)     Exercisability. Non-Tandem Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations

(including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitation on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which rights may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
(c)     Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (b) above, Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time and from time to time during the term, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.
(d)     Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion at grant, or thereafter if no rights of a Participant are reduced) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Fair Market Value of one share of Common Stock on the date the right was awarded to the Participant; provided, that if payment is made in cash such payment shall be structured to comply with Section 409A of the Code, to the extent applicable.
(e)     Detrimental Activity. Unless otherwise determined by the Committee at grant, (i) in the event the Participant engages in Detrimental Activity prior to any exercise of Non-Tandem Stock Appreciation Rights, all Non-Tandem Stock Appreciation Rights (whether vested or unvested) held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Tandem Stock Appreciation Right, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period following the later of (x) Participant's Termination of Employment or (y) the date the Non-Tandem Stock Appreciation Right is exercised, that any Non-Tandem Stock Appreciation Rights shall be immediately forfeited (whether or not then vested) and the Company shall be entitled to recover from the Participant at any time within one year after the later of (x) or (y), and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).
7.5     Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant a Tandem Stock Appreciation Right or a Non-Tandem Stock Appreciation Right as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in

Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of limited Stock Appreciation Rights, except as otherwise provided in an Award agreement, the Participant shall receive in cash or Common Stock, as determined by the Committee, an amount equal to the amount (i) set forth in Section 7.2(d) with respect to Tandem Stock Appreciation Rights, or (ii) set forth in Section 7.4(d) with respect to Non-Tandem Stock Appreciation Rights, as applicable.

ARTICLE VIII
RESTRICTED STOCK
8.1     Awards of Restricted Stock. Shares of Restricted Stock may be issued to Eligible Employees or Consultants either alone or in addition to other Awards granted under this Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance goals, including established Performance Goals in accordance with Section 162(m) of the Code, or such other factors as the Committee may determine, in its sole discretion.
8.2     Awards and Certificates. An Eligible Employee or Consultant selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered to the Company a fully executed copy of the applicable Award agreement relating thereto and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:
(a)     Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.
(b)     Acceptance. Awards of Restricted Stock must be accepted within a period of 90 days (or such shorter period as the Committee may specify at grant) after the Award date by executing a Restricted Stock Award agreement and by paying whatever price (if any) the Committee has designated thereunder.
(c)     Legend. Each Participant receiving shares of Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
"The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of The Comtech Telecommunications Corp. 2000 Stock Incentive Plan (the "Plan") and an Agreement entered into between the registered owner and the Company dated _______. Copies of such Plan and Agreement are on file at the principal office of the Company."
(d)     Custody. The Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition to the grant of such Award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.
8.3     Restrictions and Conditions on Restricted Stock Awards. Subject to Section 4.5, shares of Restricted Stock awarded pursuant to this Plan shall be subject to Article XII and the following restrictions and conditions:
(a)     Restriction Period; Vesting and Acceleration of Vesting. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under this Plan during the period or periods set by the Committee (the "Restriction Period") commencing on the date of such Award, as set forth in the Restricted Stock Award agreement and such agreement shall set forth a vesting schedule and any events which would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) below and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.
(ii)    Objective Performance Goals, Formulae or Standards. If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the Performance Goals and the applicable vesting percentage of the Restricted Stock Award applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the Performance Criteria set forth in Exhibit A hereto.
(b)     Rights as Stockholder. Except as provided in this subsection (b) and subsection (a) above and as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.
(c)     Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant except as otherwise required by applicable law.
(d)     Detrimental Activity. Unless otherwise determined by the Committee at grant, each Award of Restricted Stock shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period following the later of Termination of Employment or any vesting of Restricted Stock, the Committee may direct (at any time within one year thereafter) that all unvested Restricted Stock shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the gain realized at the time of vesting of any Restricted Stock.
ARTICLE IX
PERFORMANCE SHARES
9.1     Award of Performance Shares. Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan. Subject to Section 4.5, the Committee shall, in its sole discretion, determine the Eligible Employees and Consultants to whom and the time or times at which such Performance Shares shall be awarded, the duration of the period (the "Performance Period") during which, and the conditions under which, a Participant's right to Performance Shares will be vested and the other terms and conditions of the Award in addition to those set forth in Section 9.2.
Each Performance Share awarded shall be referenced to one share of Common Stock. Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance Share Award upon the attainment of objective Performance Goals established pursuant to Section 9.2(c) below and such other non-performance based factors or criteria as the Committee may determine in its sole discretion.
9.2     Terms and Conditions. A Participant selected to receive Performance Shares shall not have any rights with respect to such Awards, unless and until such Participant has delivered a fully executed copy of a Performance Share Award agreement evidencing the Award to the Company and has otherwise complied with the following terms and conditions:
(a)     Earning of Performance Share Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Share Award that has been earned.
(b)     Payment. Following the Committee's determination in accordance with subsection (a) above, shares of Common Stock or, as determined by the Committee in its sole discretion, the cash equivalent of such shares shall be delivered to the Participant, in an amount equal to such Participant's earned Performance Share Award. Notwithstanding the foregoing, except as may be set forth in the agreement covering the Award, the Committee may, in its sole discretion and in accordance with Section 162(m) of the Code, award an amount less than the earned Performance Share Award and/or subject the payment of all or part of any Performance Share Award to additional vesting and forfeiture conditions as it deems appropriate.
(c)     Objective Performance Goals, Formulae or Standards. The Committee shall establish the objective Performance Goals for the earning of Performance Shares based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the Performance Criteria set forth in Exhibit A hereto.
(d)     Dividends and Other Distributions. At the time of any Award of Performance Shares, the Committee may, in its sole discretion, award an Eligible Employee or Consultant the right to receive the cash value of any dividends and other distributions that would have been received as though the Eligible Employee or Consultant had held each share of Common Stock referenced by the earned

Performance Share Award from such date as the Committee may specify (but not earlier than the beginning of the Performance Period) until the actual distribution to such Participant of the related share of Common Stock or cash value thereof. Such amounts, if awarded, shall be paid to the Participant as and when the shares of Common Stock or cash value thereof are distributed to such Participant and, at the discretion of the Committee, may be paid with interest from the applicable dividend payment date until such amounts and any earnings thereon are distributed. The applicable rate of interest shall be determined by the Committee in its sole discretion; provided, however, that for each fiscal year or part thereof, the applicable interest rate shall not be greater than the Treasury Rate. Alternatively, the Committee may provide that any cash dividend equivalents shall be converted to additional Performance Shares as of the applicable dividend payment date, to be settled by delivery of shares of Common Stock or cash value thereof.
(e)     Detrimental Activity. Unless otherwise determined by the Committee at grant, each Award of Performance Shares shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period following the later of Termination of Employment or any vesting of Performance Shares, the Committee may direct (at any time within one year thereafter) that all unvested Performance Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the gain realized at the time of vesting of any Performance Shares.
ARTICLE X
CASH INCENTIVE AWARDS AND PERFORMANCE UNITS
10.1     Cash Incentive Awards. Cash incentive Awards may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall, in its sole discretion, determine the Eligible Employees and Consultants to whom and the time or times at which such cash incentive Awards shall be awarded, the duration of the period (the "Performance Cycle") during which, and the conditions under which, a Participant shall earn the cash incentive Award and the other terms and conditions of the Award in addition to those set forth in Section 10.3. Cash incentive Awards granted with a Performance Cycle of one year shall be designated as “Annual Incentive Awards.”
Cash incentive Awards shall be awarded in a dollar amount or a formula that will ultimately yield a dollar amount, as determined by the Committee. Except as otherwise provided herein, the Committee shall condition the right to payment of any cash incentive Award upon the attainment of at least one objective Performance Goal established pursuant to Section 10.3(a) and such other factors or criteria as the Committee may determine in its sole discretion.

Cash incentive Awards under this Section 10.1 may be settled and paid only if stockholders of the Company previously have approved the amendment and restatement of the Plan containing the authorization of cash incentive Awards in this Section 10.1.
10.2     Awards of Performance Units. Performance Units may be awarded either alone or in addition to other Awards granted under this Plan. Subject to Section 4.5, the Committee shall, in its sole discretion, determine the Eligible Employees and Consultants to whom and the time or times at which such Performance Units shall be awarded, the duration of the period (the "Performance Unit Cycle") during which, and the conditions under which, a Participant's right to Performance Units will be vested and the other terms and conditions of the Award in addition to those set forth in Section 10.3.
Performance Units shall be awarded in a dollar amount determined by the Committee and shall be converted to a referenced number of shares of Common Stock based on the Fair Market Value of shares of Common Stock at the conversion date designated by the Committee (such designation may occur at any time, but no conversion may reference a market price from a date preceding the designation date).
Upon conversion, each Performance Unit shall be referenced to one share of Common Stock. Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance Unit Award upon the attainment of objective Performance Goals established pursuant to Section 10.3(a) and such other non-performance based factors or criteria as the Committee may determine in its sole discretion. The cash value of any fractional Performance Unit Award subsequent to conversion to shares of Common Stock shall be treated as a dividend or other distribution under Section 10.3(e) to the extent any portion of the Performance Unit Award is earned.
10.3     Terms and Conditions. The cash incentive Awards or Performance Units awarded pursuant to this Article X shall be subject to the following terms and conditions:
(a)     Performance Goals. The Committee shall establish the objective Performance Goal or Goals for the earning of cash incentive Awards or Performance Units based on a Performance Cycle or Performance Unit Cycle applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Cycle or Performance Unit Cycle or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goal or Goals is substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the Performance Criteria set forth in Exhibit A hereto.
(b)     Vesting. At the expiration of the Performance Cycle or Performance Unit Cycle, the Committee shall determine and certify in writing the extent to which the Performance Goals have been achieved, and the corresponding extent to which a cash incentive Award or a Performance Unit has been earned in respect of each Participant.
(c)     Payment. Subject to the applicable provisions of the Award agreement and this Plan, at the expiration of the Performance Cycle or Performance Unit Cycle or any vesting period extending beyond the Performance Cycle or Performance Unit Cycle, cash or, with respect to Performance Units, shares of Common Stock (as the Committee may determine in its sole discretion at grant, or thereafter if no rights of a Participant are reduced), shall be delivered to the Participant in payment of any earned and vested cash incentive Award or any earned and vested Performance Units covered by the Performance Unit Award. Notwithstanding the foregoing, except as may be set forth in the agreement covering the Award, the Committee may, in its sole discretion, and to the extent applicable and permitted under Section 162(m) of the Code, award an amount less than the earned cash incentive Award or earned Performance Unit Award and/or subject the payment of all or part of any such Award to additional vesting and forfeiture conditions or conditions mandating the deferral of settlement of the Award as it deems appropriate. If an Award is deferred such Award shall not increase (between the date on which the Award is credited to any deferred compensation program applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Section 162(m) of the Code.
(d)     Accelerated Vesting. Subject to Section 4.5, based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the date of earning or vesting of all or any part of any cash incentive Award or Performance Unit Award and/or waive the deferral limitations for all or any part of such Award, except that no acceleration or waiver may affect the time of settlement of an Award that constitutes a deferral of compensation under Section 409A of the Code except as permitted under applicable regulations and guidance under Section 409A.
(e)     Dividends and Other Distributions. At the time of any Award of Performance Units, the Committee may, in its sole discretion, award an Eligible Employee or Consultant the right to receive the cash value of any dividends and other distributions that would have been received as though the Eligible Employee or Consultant had held each share of Common Stock referenced by the earned Performance Unit Award from such date as the Committee may specify (but not earlier than the beginning of the Performance Cycle or Performance Unit Cycle) until the actual distribution to such Participant of the related share of Common

Stock or cash value thereof. Such amounts, if awarded, shall be paid to the Participant as and when the shares of Common Stock or cash value thereof are distributed to such Participant and, at the discretion of the Committee, may be paid with interest from the applicable dividend payment date until such amounts and any earnings thereon are distributed. The applicable rate of interest shall be determined by the Committee in its sole discretion; provided, however, that for each fiscal year or part thereof, the applicable interest rate shall not be greater than the Treasury Rate.
(f)     Detrimental Activity. Unless otherwise determined by the Committee at grant, each Award of Performance Units shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period following the later of Termination of Employment or any vesting of Performance Units, the Committee may direct (at any time within one year thereafter) that all unvested Performance Units shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the gain realized at the time of vesting of any Performance Units which had vested in the period referred to above.
ARTICLE XI
OTHER STOCK-BASED AWARDS
11.1     Other Awards. Other Stock-Based Awards (including, without limitation, Restricted Stock Units and Stock Units) may be granted either alone or in addition to or in tandem with Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Performance Units.
Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period.
11.2     Terms and Conditions. Subject to Section 4.5, Other Stock-Based Awards made pursuant to this Article XI shall be subject to the following terms and conditions:
(a)     Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, shares of Common Stock subject to Awards made under this Article XI may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.
(b)     Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award agreement and this Plan, the recipient of an Award under this Article XI shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion. Dividend equivalents shall confer upon the recipient the right to be credited, as of dividend payment dates, with the equivalent value (in cash or shares) of any dividends and other distributions that would have been received as though the Eligible Employee or Consultant had held each share of Common Stock referenced by the Award under this Article XI from such date as the Committee may specify (but not earlier than the Grant Date of the Award) until the date such Award vests, is distributed or expires. Dividend equivalents accrued as a cash obligation and to be paid to the Participant after the dividend payment date may, at the discretion of the Committee, be paid with interest from the applicable dividend payment date until such amounts and any earnings thereon are distributed. The applicable rate of interest shall be determined by the Committee in its sole discretion; provided, however, that for each fiscal year or part thereof, the applicable interest rate shall not be greater than the Treasury Rate. Alternatively, the Committee may provide any cash dividend equivalents shall be converted to additional Other Stock-Based Awards as of the applicable dividend payment date, to be settled by delivery of shares of Common Stock or cash value thereof.
(c)     Vesting. Any Award under this Article XI and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion.
(d)     Waiver of Limitation. The Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article XI.
(e)     Price. Common Stock or Other Stock-Based Awards issued on a bonus basis under this Article XI may be issued for no cash consideration; Common Stock or Other Stock-Based Awards purchased pursuant to a purchase right awarded under this Article XI shall be priced as determined by the Committee. Subject to Section 4.3, the purchase price of shares of Common Stock or Other Stock-Based Awards may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value. The purchase of shares of Common Stock or Other Stock-Based Awards may be made on either an after-tax or pre-tax basis, as determined by the Committee; provided, however, that if the purchase is made on a pre-tax basis, such purchase shall be made pursuant to a deferred compensation program established by the Committee, which will be deemed a part of this Plan.
(f)     Detrimental Activity. Other Stock-Based Awards under this Article XI and any Common Stock covered by any such Award shall be forfeited in the event the Participant engages in Detrimental Activity under such conditions set forth by the Committee in the Award agreement.

ARTICLE XII
NON-TRANSFERABILITY AND TERMINATION
OF EMPLOYMENT/CONSULTANCY
12.1     Non-Transferability. No Stock Option, Stock Appreciation Right, Performance Unit, Performance Share or Other Stock-Based Award shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution or following death of the Participant pursuant to a beneficiary designation authorized by the Committee. All Stock Options and all Stock Appreciation Rights shall be exercisable, during the Participant's lifetime, only by the Participant. Tandem Stock Appreciation Rights shall be Transferable, to the extent permitted above, only with the underlying Stock Option. Shares of Restricted Stock under Article VIII may not be Transferred prior to the date on which shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. No Award shall, except as otherwise specifically provided by law or herein, be Transferable in any manner, and any attempt to Transfer any such Award shall be void, and no such Award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter, that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section 12.1 is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee, except no transfer or other disposition for value shall be permitted. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence may not be subsequently transferred otherwise than by will or by the laws of descent and distribution.
12.2     Termination of Employment or Termination of Consultancy. The following rules apply with regard to the Termination of Employment or Termination of Consultancy of a Participant:
(a)     Rules Applicable to Stock Options and Stock Appreciation Rights. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter:
(i)    Termination by Reason of Death, Disability or Retirement. If a Participant's Termination of Employment or Termination of Consultancy is by reason of death, Disability or Retirement, all Stock Options and Stock Appreciation Rights held by such Participant may be exercised, to the extent exercisable at the Participant's Termination of Employment or Termination of Consultancy, by the Participant (or, in the case of death, by the legal representative of the Participant's estate) at any time within a period of one year from the date of such Termination of

Employment or Termination of Consultancy, but in no event beyond the expiration of the stated terms of such Stock Options and Stock Appreciation Rights; provided, however, that, in the case of Retirement, if the Participant dies within such exercise period, all unexercised Stock Options and Non-Tandem Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options and Non-Tandem Stock Appreciation Rights.
(ii)    Involuntary Termination Without Cause. If a Participant's Termination of Employment or Termination of Consultancy is by involuntary termination without Cause, all Stock Options and Stock Appreciation Rights held by such Participant may be exercised, to the extent exercisable at Termination of Employment or Termination of Consultancy, by the Participant at any time within a period of 90 days from the date of such Termination of Employment or Termination of Consultancy, but in no event beyond the expiration of the stated term of such Stock Options and Stock Appreciation Rights.
(iii)    Voluntary Termination. If a Participant's Termination of Employment or Termination of Consultancy is voluntary (other than a voluntary termination described in Section 12.2(a)(iv)(B) below), all Stock Options and Stock Appreciation Rights held by such Participant may be exercised, to the extent exercisable at Termination of Employment or Termination of Consultancy, by the Participant at any time within a period of 30 days from the date of such Termination of Employment or Termination of Consultancy, but in no event beyond the expiration of the stated terms of such Stock Options and Stock Appreciation Rights. Notwithstanding the foregoing, effective for Stock Options and Stock Appreciation Rights granted on or after October 19, 2000, if a Participant's Termination of Employment or Termination of Consultancy is voluntary, all Stock Options and Stock Appreciation Rights held by such Participant shall thereupon terminate and expire as of the date of such Termination of Employment or Termination of Consultancy.
(iv)    Termination for Cause. If a Participant's Termination of Employment or Termination of Consultancy (A) is for Cause or (B) is a voluntary termination (as provided in subsection (iii) above) within 90 days after an event which would be grounds for a Termination of Employment or Termination of Consultancy for Cause, all Stock Options and Stock Appreciation Rights held by such Participant shall thereupon terminate and expire as of the date of such Termination of Employment or Termination of Consultancy.

(b)     Rules Applicable to Restricted Stock. Subject to the applicable provisions of the Restricted Stock Award agreement and this Plan, upon a Participant's Termination of Employment or Termination of Consultancy for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
(c)     Rules Applicable to Performance Shares and Performance Units. Subject to the applicable provisions of the Award agreement and this Plan, upon a Participant's Termination of Employment or Termination of Consultancy for any reason during the Performance Period, the Performance Unit Cycle or other period or restriction as may be applicable for a given Award, the Performance Shares or Performance Units in question will vest (to the extent applicable and to the extent permissible under Section 162(m) of the Code) or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
(d)     Rules Applicable to Other Stock-Based Awards. Subject to the applicable provisions of the Award agreement and this Plan, upon a Participant's Termination of Employment or Termination of Consultancy for any reason during any period or restriction as may be applicable for a given Award, the Other Stock-Based Awards in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
ARTICLE XIII
NON-EMPLOYEE DIRECTOR GRANTS
13.1     Awards. The terms of this Article XIII shall apply only to Awards of Stock Options, Restricted Stock Units, Restricted Stock and Stock Units granted to Non-Employee Directors.
13.2     Stock Option Grants. Without further action by the Board or the stockholders of the Company, each Non-Employee Director shall, subject to the terms of the Plan, be granted:
(a)     Initial Option Grant.
(i)    Effective January 13, 2012 through December 10, 2015 (the “December Effective Date”), Stock Options to purchase shares of Common Stock as of the date the Non-Employee Director begins service as a Non-Employee Director on the Board (such date, the “Service Commencement Date”), provided that the Non-Employee Director began service on or after the Effective Date, in an amount determined as follows (subject to increase or decrease pursuant to Section 4.2): the number of shares of Common Stock subject to such Stock Options shall be equal to the product of 15,000 and a fraction, the numerator of which shall be equal to 365 minus the number of days that have elapsed since the previous “NED Grant Date” (as defined below), and the denominator of which is 365; and
(ii)    Effective after the December Effective Date, Stock Options to purchase shares of Common Stock as of the Service Commencement Date, provided that the Non-Employee Director began service after the Effective Date, in an amount (subject to increase or decrease pursuant to Section 4.2) that is the product of (A) Stock Options to purchase that number of shares of Common Stock having a Black-Scholes value of $100,000 as of the Service Commencement Date, and (B) a fraction, the numerator of which shall be equal to 365 minus the number of days that have elapsed since the previous NED Grant Date, and the denominator of which is 365 (with any fractional share rounded down to the nearest whole share), provided, however, effective on and after August 9, 2016 (the “August Effective Date”), Stock Options to purchase shares of Common Stock as of the Commencement Date, provided that the Non-Employee Director began service on or after the August Effective Date, in an amount (subject to increase or decrease pursuant to Section 4.2) that is the product of (A) Stock Options to purchase that number of shares of Common Stock having a Black-Scholes value of $120,000 as of the Service Commencement Date, and (B) a fraction, the numerator of which shall be equal to 365 minus the number of days that have elapsed since the previous NED Grant Date, and the denominator of which is 365 (with any fractional share rounded down to the nearest whole share); and
(b)     Annual Option Grant.
(i)    Subject to Sections 13.5(a), 13.5(b) and 13.6(a), effective January 13, 2012 through the December Effective Date, in addition to Stock Options granted pursuant to (a) above, Stock Options to purchase 15,000 shares of Common Stock (subject to increase or decrease pursuant to Section 4.2) as of June 2 of each calendar year or, if a different date, the date the Company grants annual equity awards under the Plan to the employees of the Company (such date, the “NED Grant Date”) commencing June 2, 2011 through the December Effective Date, provided he or she has not, as of such NED Grant Date, experienced a Termination of Directorship; and
(ii)    Subject to Sections 13.5(a), 13.5(b) and 13.6(a), (x) effective after the December Effective Date, in addition to Stock Options granted pursuant to (a) above, Stock Options to purchase that number of shares of Common Stock having a Black-Scholes value of $100,000 (subject to increase or decrease pursuant to Section 4.2) as of June 2 of each calendar year or, if a different date, the NED Grant Date commencing after the December Effective Date, provided he or she has not, as of such NED Grant Date, experienced a Termination of Directorship and (y) effective from and after the August Effective Date, in addition to Stock Options granted pursuant to (a) above, Stock Options to purchase that number of shares of Common Stock having a Black-Scholes value of $120,000 (subject to increase or decrease pursuant to Section 4.2) as of June 2 of each calendar year or, if a different date, the NED Grant Date commencing on or after the August Effective Date, provided he or she has not, as of such NED Grant Date, experienced a Termination of Directorship. The applicable number of Stock Options granted each calendar year to a Non-Employee Director pursuant to Section 13.2(b)(i) or (ii) is hereinafter referred to as an “Annual Option.”
13.3     Non-Qualified Stock Option. Stock Options granted under this Article XIII shall be Non-Qualified Stock Options.
13.4     Terms of Stock Options. Stock Options granted under this Article XIII shall be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:
(a)     Stock Option Price. The Stock Option price per share of Common Stock purchasable under a Stock Option shall equal 100% of the Fair Market Value of the share of Common Stock on the NED Grant Date.
(b)     Stock Option Term. The term of each Stock Option granted (i) prior to August 1, 2005, shall be ten (10) years, (ii) on or after August 1, 2005 and prior to the December Effective Date, shall be five (5) years, and (iii) on or after the December Effective Date, shall be five (5) years unless otherwise determined by the Committee at or prior to grant, provided that in no event shall the term of any Stock Option exceed ten (10) years.
(c)     Exercisability. Stock Options granted to Non-Employee Directors pursuant to Section 13.2 shall vest and become exercisable (i) for Stock Options granted prior to August 1, 2005, on the first anniversary of the NED Grant Date, (ii) for Stock Options granted on or after August 1, 2005 and prior to the December Effective Date, in installments over a three (3) year period commencing on the NED Grant Date at the rate of 25% effective on the first and second anniversaries of the NED Grant Date and 50% on the third anniversary of the NED Grant Date, and (iii) for Stock Options granted on or after the December Effective Date, unless otherwise determined by the Committee at or prior to grant, in installments over a three (3) year period commencing on the NED Grant Date at the rate of 25% effective on the first and second anniversaries of the NED Grant Date and 50% on the third anniversary of the NED Grant Date; provided that, except as otherwise determined by the Committee at or prior to grant with respect to any Stock Option granted on or after the December Effective Date, or except as otherwise specifically provided herein, the Stock Option may become vested only during the period prior to his or her Termination of Directorship.

(d)     Method of Exercise. Subject to whatever waiting period provisions apply under subsection (c) above, Stock Options may be exercised in whole or in part at any time and from time to time during the Stock Option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the Company; (ii) to the extent permitted by law, if the Common Stock is traded on a national securities exchange, through a "cashless exercise" procedure whereby the Participant delivers irrevocable instructions to a broker satisfactory to the Company to deliver promptly to the Company an amount equal to the purchase price; or (iii) such other arrangement for the satisfaction of the purchase price, as the Board may accept. If and to the extent determined by the Board in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date. No shares of Common Stock shall be issued until payment, as provided herein, therefore has been made or provided for.
(e)     Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of this Plan, Stock Options granted under this Article XIII shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under this Section XIII; provided that the rights of a Participant are not reduced without his consent; provided further, that any such modification, extension or renewal is intended to be structured to comply with Section 409A of the Code, to the extent applicable, and (ii) accept the surrender of outstanding Stock Options (up to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, unless approved by stockholders of the Company, (i) an outstanding Option may not be modified to reduce the exercise price thereof, (ii) no new Option at a lower exercise price or base price may be substituted for a surrendered Option, and (iii) no other Award may be issued or cash may be paid in exchange for the surrender of an Option at a time that the exercise or base price of such Option exceeds the current Fair Market Value of a share of Common Stock or if such new Award or cash has a value in excess of the then in-the-money value of the surrendered Option, provided that adjustments or substitutions in accordance with Section 4.2 are not subject to this stockholder approval requirement.
(f)     Termination of Directorship. The following rules apply with regard to Stock Options upon the Termination of Directorship:
(i)    Termination of Directorship by Reason of Death, Disability or Otherwise Ceasing to be a Director. Except as otherwise provided herein, upon the Termination of Directorship by reason of death, Disability, resignation, failure to stand for reelection or failure to be reelected or otherwise, all outstanding Stock Options exercisable and not exercised shall remain exercisable to the extent exercisable on such date of Termination of Directorship by the Participant or, in the case of death, by the Participant's estate or by the person given authority to exercise such Stock Options by his or her will or by operation of law, at any time prior to the expiration of the stated term of such Stock Option.
(ii)    Cancellation of Options. Except as provided herein or in Section 13.4(g), no Stock Options that were not exercisable as of the date of Termination of Directorship shall thereafter become exercisable upon a Termination of Directorship for any reason or no reason whatsoever, and such Stock Options shall terminate and become null and void upon a Termination of Directorship. Notwithstanding the foregoing, the Committee shall be authorized, in its sole discretion, at any time on or prior to the date of the Termination of Directorship, to provide, based on such factors, if any, as the Committee may determine, that any outstanding Stock Options that are not exercisable as of the date of Termination of Directorship shall thereafter continue to become exercisable in accordance with the original terms of such Stock Options as if a Termination of Directorship never occurred. Notwithstanding anything herein to the contrary, if a Non-Employee Director's Termination of Directorship is for Cause, all Stock Options held by the Non-Employee Director shall thereupon terminate and expire as of the date of termination.
(g)     Acceleration of Exercisability. (i) All Stock Options granted to a Non-Employee Director and not previously exercisable shall become fully exercisable upon such Director's death, (ii) all Stock Options granted to Non-Employee Directors prior to November 15, 2017, and not previously exercisable shall become fully exercisable immediately upon a Change in Control (as defined in Section 14.2), and (iii) all Stock Options granted to Non-Employee Directors on or following November 15, 2017, and not previously exercisable shall become fully exercisable immediately upon the Non-Employee Director’s Termination of Directorship due to a failure to stand for reelection, failure to be reelected, or removal or resignation at the request or instruction of a person or entity effecting the Change in Control, in each case occurring or on after the occurrence of a Change in Control. In addition, the Committee may accelerate the vesting and exercisability of any such Stock Option at any time at or after grant in whole or in part, based on such factors, if any, as the Committee shall determine, in its sole discretion.
(h)     Detrimental Activity. For Stock Options granted to Non-Employee Directors on or after September 21, 2011, unless otherwise determined by the Committee at grant, (i) in the event the Non-Employee Director engages in Detrimental Activity prior to any exercise of the Stock Option, all such Stock Options (whether vested or unvested) held by the Non-Employee Director shall thereupon terminate and expire, (ii) as a condition of the exercise of a Stock Option, the Non-Employee Director shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Non-Employee Director is in compliance with the terms and conditions of the Plan and that the Non-Employee Director has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Non-Employee Director engages in Detrimental Activity during the one year period following the later of (x) Non-Employee Director's Termination of Directorship or (y) the date the Stock Option is exercised, any such Stock Options shall be immediately forfeited (whether or not then vested) and the Company shall be entitled to recover from the Non-Employee Director at any time within one year after the later of (x) or (y), and the Non-Employee Director shall pay over to the Company, an amount equal to any gain realized as a result of the exercise of any Stock Options (whether at the time of exercise or thereafter).
13.5     Terms of Restricted Stock Units. RSUs granted under this Article XIII shall be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:
(a)     Automatic Grant. Effective as of September 21, 2011, a Non-Employee Director who as of the December 31 of the calendar year prior to a NED Grant Date (the “Determination Date”) has not satisfied his minimum Company stock ownership requirement under the Ownership Guidelines shall be automatically granted, without further action by the Non-Employee Director, Committee or the stockholders of the Company, in lieu of all or a portion of the Annual Option that otherwise would have been granted to the Non-Employee Director on such NED Grant Date, a number of RSUs determined by the Committee in its sole discretion by converting the Stock Options that the Non-Employee Director would otherwise have received on the NED Grant Date to RSUs by dividing the Black-Scholes value of such Stock Options on the NED Grant Date by the Fair Market Value of a share of Common Stock on the NED Grant Date up to the number of RSUs equal to the number of shares of Common Stock necessary for the Non-Employee Director to have satisfied his minimum stock ownership requirement under the Ownership Guidelines as of the Determination Date. Any fractional Stock Options or RSUs, as applicable, resulting from the foregoing calculations shall be eliminated by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements or other Award shall be made with respect to fractional Stock Options or RSUs, as applicable, eliminated by rounding. Any Stock Options that remain following the forgoing calculations shall, subject to Sections 13.5(b) and 13.6(a), be granted to the Non-Employee Director on the NED Grant Date in accordance with Section 13.2(b).
(b)     Election. Effective as of September 21, 2011, a Non-Employee Director may elect, without further action by the Committee or the stockholders of the Company, to be granted, in lieu of all or a portion of the Annual Option that, subject to Section 13.5(a), otherwise would have been granted to the Non-Employee Director on such NED Grant Date, the number of RSUs equal to the Black-Scholes value on the NED Grant Date of the Stock Options that the Non-Employee Director has elected not to receive on the NED Grant Date divided by the Fair Market Value of the Common Stock on the NED Grant Date, as determined by the Committee in its sole discretion. Any fractional RSU resulting from the foregoing calculation shall be eliminated by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements or other Award shall be made with respect to fractional RSUs eliminated by rounding. Any election pursuant to this Section 13.5(b) shall be in writing delivered to the Committee on an election form prescribed by, and acceptable to, the Committee and in accordance with the procedures established by the Committee, and must be delivered by the Non-Employee Director by either (i) no later than the December 31 of the calendar year prior to the calendar year in which the relevant NED Grant Date is scheduled to occur, (ii) within thirty (30) days of his first becoming a Non-Employee Director, or (iii) by such other deadline, approved in advance by the Committee, that is compliant with Section 409A of the Code and does not result in constructive receipt of income by the Non-Employee Director.
(c)     Vesting. RSUs granted to Non-Employee Directors pursuant to this Section 13.5 (i) prior to the December Effective Date, shall vest in installments over a three (3) year period, commencing on the NED Grant Date, at the rate of 25% effective on the first and second anniversaries of the NED Grant Date and 50% on the third anniversary of the NED Grant Date, and (ii) on or after the December Effective Date, shall vest, unless otherwise determined by the Committee at or prior to grant, in installments over a three (3) year period, commencing on the NED Grant Date, at the rate of 25% effective on the first and second anniversaries of the NED Grant Date and 50% on the third anniversary of the NED Grant Date; provided that, except as otherwise determined by the Committee at or prior to grant with respect to any RSUs granted on or after the December Effective Date, or except as otherwise specifically provided herein, the RSUs may become vested only during the period prior to his or her Termination of Directorship.
(d)     Acceleration of Vesting. All unvested RSUs granted to a Non-Employee Director shall become fully vested upon (i) such Non-Employee Director's death, (ii) solely with respect to RSUs granted to a Non-Employee Director prior to November 15, 2017, a Change in Control, or (iii) solely with respect to RSUs granted to a Non-Employee Director on or following November 15, 2017, upon such Non-Employee Director’s Termination of Directorship due to a failure to stand for reelection, failure to be reelected, or removal or resignation at the request or instruction of a person or entity effecting the Change in Control, in each case occurring on or after the occurrence of a Change in Control. In addition, the Committee may accelerate the vesting of any such RSU at any time at or after grant in whole or in part, based on such factors, if any, as the Committee shall determine, in its sole discretion.

Within thirty (30) days following the Non-Employee Director’s Termination of Directorship for any reason other than a Termination of Directorship for Cause, the Non-Employee Director shall receive one share of Common Stock for each vested RSU held by the Non-Employee Director as of the date of the Non-Employee Director’s Termination of Directorship, the ownership of which shall be recognized by the Company through an uncertificated book entry credited to a book entry account maintained by the Company (or its designee) on behalf of the Non-Employee Director or such other method (including the issuance of stock certificate) as determined by the Company in its sole discretion.
(e)     Form and Modification of Restricted Stock Units. Subject to the terms and conditions and within the limitations of this Plan, RSUs granted under this Article XIII shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may modify outstanding RSUs granted under this Section XIII; provided that the rights of a Participant are not reduced without his consent; provided further, that any such modification is intended to be structured to comply with Section 409A of the Code, to the extent applicable.
(f)     Termination of Directorship. Except as otherwise provided in Section 13.5(d) hereof, RSUs that are not vested as of the date of a Non-Employee Director’s Termination of Directorship for any reason shall terminate and be forfeited in their entirety as of the date of such Termination of Directorship. Notwithstanding anything herein to the contrary, in the event of a Non-Employee Director’s Termination of Directorship for Cause, the Non-Employee Director’s RSUs (whether vested or unvested) shall terminate and be forfeited in their entirety as of the date of such Termination of Directorship.
(g)     Detrimental Activity. Unless otherwise determined by the Committee at grant, each Award of RSUs shall provide that in the event the Non-Employee Director engages in Detrimental Activity prior to, or during the one year period following the later of Termination of Directorship or any vesting of RSUs, the Committee may direct (at any time within one year thereafter) that all unvested RSUs and all vested but unpaid RSUs shall be immediately forfeited to the Company and that the Non-Employee Director shall pay over to the Company the amount realized from any RSUs or any Common Stock paid in connection therewith.
(h)    Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award agreement and this Plan, the recipient of RSUs under this Section 13.5 shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion. Dividend equivalents shall confer upon the recipient the right to receive the cash value of any dividends and other distributions that would have been received as though the Non-Employee Director had held each share of Common Stock referenced by the RSU from such date as the Committee may specify (but not earlier than the Grant Date of the Award) until the actual distribution to such Participant of the related share of Common Stock or cash value thereof. Such amounts, if awarded and to be paid to the Participant as and when the shares of Common Stock or cash value thereof are distributed to such Participant, may, at the discretion of the Committee, be paid with interest from the applicable dividend payment date until such amounts and any earnings thereon are distributed. The applicable rate of interest shall be determined by the Committee in its sole discretion; provided, however, that for each fiscal year or part thereof, the applicable interest rate shall not be greater than the Treasury Rate. Alternatively, the Committee may provide that such cash dividend equivalents will be deemed reinvested in additional RSUs as of the applicable dividend payment date, to be settled by delivery of shares of Common Stock or cash value thereof at the same time as such deferred cash dividend equivalents would have been settled hereunder.
13.6     Terms of Restricted Stock Awards. Restricted Stock granted under this Article XIII shall be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:
(a)     Election. Effective as of September 21, 2011, a Non-Employee Director may elect, without further action by the Committee or the stockholders of the Company, to be granted, in lieu of all or a portion of the Annual Option that, subject to Section 13.5(a), otherwise would have been granted to the Non-Employee Director on such NED Grant Date, the number of shares of Restricted Stock equal to the Black-Scholes value on the NED Grant Date of the Stock Options that the Non-Employee Director has elected not to receive on the NED Grant Date divided by the Fair Market Value of the Common Stock on the NED Grant Date, as determined by the Committee in its sole discretion. Any fractional share of Restricted Stock resulting from the foregoing calculation shall be eliminated by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements or other Award shall be made with respect to fractional shares of Restricted Stock eliminated by rounding. Any election pursuant to this Section 13.6(a) shall be in writing delivered to the Committee on an election form prescribed by, and acceptable to, the Committee and in accordance with the procedures established by the Committee, and must be delivered by the Non-Employee Director by either (i) no later than the December 31 of the calendar year prior to the calendar year in which the relevant NED Grant Date is scheduled to occur, (ii) within thirty (30) days of his first becoming a Non-Employee Director, or (iii) effective as of June 5, 2013, by such other deadline, approved in advance by the Committee, that is compliant with Section 409A of the Code and does not result in constructive receipt of income by the Non-Employee Director.

A Non-Employee Director who elects to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered to the Company a fully executed copy of the applicable Award agreement relating thereto and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:
(i)    Purchase Price. The purchase price for shares of Restricted Stock shall be zero to the extent permitted by applicable law, and, to the extent not so permitted, such be the lowest permissible price.
(ii)    Acceptance. Awards of Restricted Stock must be accepted within a period of 90 days (or such shorter period as the Committee may specify at grant) after the Award date by executing a Restricted Stock Award agreement and by paying whatever price (if any) required by law.
(iii)    Legend. Each Participant receiving shares of Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
"The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of The Comtech Telecommunications Corp. 2000 Stock Incentive Plan (the "Plan") and an Agreement entered into between the registered owner and the Company dated _______. Copies of such Plan and Agreement are on file at the principal office of the Company."
(iv)    Custody. The Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition to the grant of such Award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.
(b)     Restrictions and Conditions. Shares of Restricted Stock awarded pursuant to this Plan shall be subject to the following restrictions and conditions:
(i)    Vesting. Shares of Restricted Stock granted to Non-Employee Directors pursuant to Section 13.6(a) (i) prior to the December Effective Date, shall vest in installments over a three (3) year period, commencing on the NED Grant Date, at the rate of 25% effective on the first and second anniversaries of the NED Grant Date and 50% on the third anniversary of the NED Grant Date, and (ii) on or after the December Effective Date, shall vest, unless otherwise determined by the Committee at or prior to grant, in installments over a three (3) year period, commencing on the NED Grant Date, at the rate of 25% effective on the first and second anniversaries of the NED Grant Date and 50% on the third anniversary of the NED Grant Date; provided that, except as otherwise determined by the Committee at or prior to grant with respect to any shares of Restricted Stock granted on or after the December Effective Date, or except as otherwise specifically provided herein, the shares of Restricted Stock may become vested only during the period prior to his or her Termination of Directorship. Notwithstanding the foregoing, all unvested shares of Restricted Stock granted to Non-Employee Directors pursuant to Section 13.6(a) shall become fully vested upon (i) such Non-Employee Director's death, (ii) solely with respect to shares of Restricted Stock granted to a Non-Employee Director prior to November 15, 2017, a Change in Control, or (iii) solely with respect to shares of Restricted Stock granted to a Non-Employee Director on or following November 15, 2017, upon such Non-Employee Director’s Termination of Directorship due to a failure to stand for reelection, failure to be reelected, or removal or resignation at the request or instruction of a person or entity effecting the Change in Control, in each case occurring on or after the occurrence of a Change in Control. In addition, the Committee may accelerate the vesting of any such shares of Restricted Stock at any time at or after grant in whole or in part, based on such factors, if any, as the Committee shall determine, in its sole discretion. The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under Section 13.6(a) prior to vesting.
(ii)    Rights as Stockholder. Except as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the vesting of the underlying shares of Restricted Stock.
(iii)    Lapse of Restrictions. If and when shares of Restricted Stock vest, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant except as otherwise required by applicable law.
(iv)    Form and Modification of Restricted Stock Awards. Subject to the terms and conditions and within the limitations of this Plan, shares of Restricted Stock granted under this Article XIII shall be evidenced by such form of agreement or grant as is approved by the Committee, and the

Committee may modify outstanding Restricted Stock Awards granted under this Section XIII; provided that the rights of a Participant are not reduced without his consent; provided further, that any such modification is intended to be structured to comply with Section 409A of the Code, to the extent applicable.
(v)     Termination of Directorship. Except as otherwise provided herein and in Section 13.6(b)(i) hereof, shares of Restricted Stock that are not vested as of the date of a Non-Employee Director’s Termination of Directorship for any reason shall terminate and be forfeited in their entirety as of the date of such Termination of Directorship. Notwithstanding the foregoing, the Committee shall be authorized, in its sole discretion, at any time on or prior to the date of the Termination of Directorship, to provide, based on such factors as the Committee may determine, in its sole discretion, that any shares of Restricted Stock that are not vested as of the date of Termination of Directorship shall thereafter continue to vest in accordance with the original terms of such shares of Restricted Stock as if a Termination of Directorship never occurred. Notwithstanding anything herein to the contrary, in the event of a Non-Employee Director’s Termination of Directorship for Cause, the Non-Employee Director’s shares of Restricted Stock (whether vested or unvested) shall be forfeited in their entirety as of the date of such Termination of Directorship.
(c)     Detrimental Activity. Unless otherwise determined by the Committee at grant, each Award of Restricted Stock shall provide that in the event the Non-Employee Director engages in Detrimental Activity prior to, or during the one year period following the later of Termination of Directorship or any vesting of Restricted Stock, the Committee may direct (at any time within one year thereafter) that all unvested Restricted Stock shall be immediately forfeited to the Company and that the Non-Employee Director shall pay over to the Company the amount realized at the time of vesting of any Restricted Stock.
13.7     Terms of Stock Units. Stock Units granted under this Article XIII shall be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:
(a)     Election. Effective as of September 21, 2011, a Non-Employee Director may elect, without further action by the Committee or the stockholders of the Company, to be granted on the date the relevant cash retainer payment was scheduled to be paid (the “Retainer Payment Date”), in lieu of all or a portion of the Non-Employee Director’s annual cash retainer that would have been paid to the Non-Employee Director, the number of Stock Units equal to the amount of the cash retainer that the Non-Employee Director has elected not to receive divided by the Fair Market Value of the Common Stock on the Retainer Payment Date, as determined by the Committee in its sole discretion. Any fractional Stock Unit resulting from the foregoing calculation shall be eliminated by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements or other Award shall be made with respect to fractional Stock Units eliminated by rounding. Any election pursuant to this Section 13.7(a) shall be in writing delivered to the Committee on an election form prescribed by, and acceptable to, the Committee and in accordance with the procedures established by the Committee, and must be delivered by the Non-Employee Director by either (i) no later than the December 31 of the calendar year prior to the calendar year in which the relevant cash retainer payment is scheduled to be paid, (ii) within thirty (30) days of his first becoming a Non-Employee Director or (iii) by such other deadline, approved in advance by the Committee, that is compliant with Section 409A of the Code and does not result in constructive receipt of income by the Non-Employee Director.
(b)     Vesting. Prior to the December Effective Date, Stock Units granted to Non-Employee Directors pursuant to Section 13.7(a) shall be fully vested on the date of grant. On or after the December Effective Date, Stock Units granted to Non-Employee Directors pursuant to Section 13.7(a) shall be fully vested on the date of grant unless otherwise provided by the Committee at or prior to grant.
(c)     Payment. Within thirty (30) days following the Non-Employee Director’s Termination of Directorship for any reason other than a Termination of Directorship for Cause, the Non-Employee Director shall receive one share of Common Stock for each Stock Unit held by the Non-Employee Director as of the date of the Non-Employee Director’s Termination of Directorship, the ownership of which shall be recognized by the Company through an uncertificated book entry credited to a book entry account maintained by the Company (or its designee) on behalf of the Non-Employee Director or such other method (including the issuance of stock certificate) as determined by the Company in its sole discretion.
(d)     Form and Modification of Stock Units. Subject to the terms and conditions and within the limitations of this Plan, Stock Units granted under this Article XIII shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may modify outstanding Stock Units granted under this Section XIII; provided that the rights of a Participant are not reduced without his consent; provided further, that any such modification is intended to be structured to comply with Section 409A of the Code, to the extent applicable.
(e)     Termination of Directorship. Notwithstanding anything herein to the contrary, in the event of a Non-Employee Director’s Termination of Directorship for Cause, the Non-Employee Director’s Stock Units shall terminate and be forfeited in their entirety as of the date of such Termination of Directorship.
(f)     Detrimental Activity. Unless otherwise determined by the Committee at grant, each Award of Stock Units shall provide that in the event the Non-Employee Director engages in Detrimental Activity prior to, or during the one year period following the later of Termination of Directorship or any grant of Stock Units, the Committee may direct (at any time within one year thereafter) that all Stock Units shall be immediately forfeited to the Company and that the Non-Employee Director shall pay over to the Company the amount realized from any Stock Units or any Common Stock paid in connection therewith.
(g)    Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award agreement and this Plan, the recipient of Stock Units under this Section 13.7 shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion. Dividend equivalents shall confer upon the recipient the right to receive the cash value of any dividends and other distributions that would have been received as though the Non-Employee Director had held each share of Common Stock referenced by the Stock Unit from such date as the Committee may specify (but not earlier than the Grant Date of the Award) until the actual distribution to such Participant of the related share of Common Stock or cash value thereof. Such amounts, if awarded and to be paid to the Participant as and when the shares of Common Stock or cash value thereof are distributed to such Participant, may, at the discretion of the Committee, be paid with interest from the applicable dividend payment date until such amounts and any earnings thereon are distributed. The applicable rate of interest shall be determined by the Committee in its sole discretion; provided, however, that for each fiscal year or part thereof, the applicable interest rate shall not be greater than the Treasury Rate. Alternatively, the Committee may provide that such cash dividend equivalents will be deemed reinvested in additional Stock Units as of the applicable dividend payment date, to be settled by delivery of shares of Common Stock or cash value thereof at the same time as such deferred cash dividend equivalents would have been settled hereunder.
13.8     Changes.
(a)     The Awards to a Non-Employee Director shall be subject to Sections 4.2(a), (b) and (c) of the Plan and this Section 13.8, but shall not be subject to Section 4.2(d).
(b)     If the Company shall not be the surviving corporation in any merger or consolidation, or if the Company is to be dissolved or liquidated, then, unless the surviving corporation assumes the Stock Options or substitutes new Stock Options which are determined by the Board in its sole discretion to be substantially similar in nature and equivalent in terms and value for Stock Options then outstanding, upon the effective date of such merger, consolidation, liquidation or dissolution, any unexercised Stock Options shall expire without additional compensation to the holder thereof; provided, that, the Board shall deliver notice to each Non-Employee Director at least 30 days prior to the date of consummation of such merger, consolidation, dissolution or liquidation which would result in the expiration of the

Stock Options and during the period from the date on which such notice of termination is delivered to the consummation of the merger, consolidation, dissolution or liquidation, such Participant shall have the right to exercise in full, effective as of such consummation, all Stock Options that are then outstanding (without regard to limitations on exercise otherwise contained in the Stock Options) but contingent on occurrence of the merger, consolidation, dissolution or liquidation, and, provided that, if the contemplated transaction does not take place within a 90 day period after giving such notice for any reason whatsoever, the notice, accelerated vesting and exercise shall be null and void and, if and when appropriate, new notice shall be given as aforesaid.
ARTICLE XIV
CHANGE IN CONTROL PROVISIONS
14.1     Benefits. In the event of a Change in Control of the Company, except as otherwise provided by the Committee upon the grant of an Award, the Participant shall be entitled to the following benefits:
(a)     Awards granted to Participants prior to November 15, 2017, shall be treated in accordance with the terms of the Plan as in effect prior to such date.
(b)    Except to the extent provided in the applicable Award agreement, the Participant's employment agreement with the Company or an Affiliate, as approved by the Committee, or other written agreement approved by the Committee (as such agreement may be amended from time to time), with respect to any Award granted to a Participant other than a Non-Employee Director on or after November 15, 2017, if such Participant has an involuntary Termination without Cause at any time during the two (2) year period commencing on a Change in Control, then all outstanding Awards of such Participant that were granted to such Participant on or after November 15, 2017, but prior to the Change in Control (including any Alternative Option granted to such Participant in substitution of any Stock Option pursuant to Section 14.1(d) below) shall be fully vested on the date of such Termination and any such Awards that provide for Participant elected exercise shall be immediately exercisable in their entirety on the date of such Termination.
(c)     The Committee, in its sole discretion, may provide for the purchase of any Stock Option by the Company or an Affiliate for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Stock Options, over the aggregate exercise price of such Stock Options. For purposes of this Section 14.1, Change in Control Price shall mean the higher of (i) the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company, or (ii) the highest Fair Market Value per share of Common Stock at any time during the sixty (60) day period preceding a Change in Control; provided, however, that for the avoidance if doubt the Change in Control price shall not exceed the fair market value of the Common Stock at the time of purchase as determined in accordance Section 409A of the Code.
(d)     Notwithstanding anything to the contrary herein, unless the Committee provides otherwise at the time a Stock Option is granted hereunder or thereafter, no acceleration of exercisability shall occur with respect to such Stock Options if the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that the Stock Options shall be honored or assumed, or new rights substituted therefore (each such honored, assumed or substituted stock option hereinafter called an "Alternative Option"), by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Option must meet the following criteria:
(i)    the Alternative Option must be based on stock which is traded on an established securities market, or which will be so traded within 30 days of the Change in Control;
(ii)    the Alternative Option must provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Stock Option, including, but not limited to, an identical or better exercise schedule;
(iii)    the Alternative Option must have economic value substantially equivalent to the value of such Stock Option (determined at the time of the Change in Control); and
(iv)    the Alternate Option must be structured in a manner intended to comply with Section 409A of the Code to avoid any adverse tax consequences thereunder, to the extent applicable.
For purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation § 1.424‑1 (and any amendments thereto).
(e)     Notwithstanding anything else herein, the Committee may, in its sole discretion, provide for accelerated lapsing of restrictions on an Award or accelerated vesting of an Award, as applicable, at any time.
14.2     Change in Control. A "Change in Control" shall be deemed to have occurred:
(a)     upon any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;
(b)     during any period of two (2) consecutive years (the “Board Measurement Period”), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this section) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; provided, that with respect to any payment pursuant to an Award granted under this Plan on or after September 21, 2011 that is triggered upon a Change in Control and that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code, the Board Measurement Period shall be reduced from any period of two consecutive years to any period of twelve consecutive months;
(c)     upon a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in (a) above) acquires more than 50% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or
(d)     upon approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for (or for Awards granted on or after September 21, 2011, the consummation of) the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; provided, that with respect to any payment pursuant to an Award granted under this Plan on or after September 21, 2011 that is triggered upon a Change in Control and that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code, stockholder approval of a plan of liquidation of the Company shall not constitute a Change in Control.
ARTICLE XV
TERMINATION OR AMENDMENT OF PLAN
Notwithstanding any other provision of this Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XVII), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the shareholders of the Company in accordance with the laws of the State of Delaware, to the extent required by the applicable provisions of Rule 16b-3 or Section 162(m) of the Code, or, to the extent applicable to Incentive Stock Options, Section 422 of the Code, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan; (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(d); (iii) change the classification of employees, directors or Consultants eligible to receive Awards under this Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.3; (vi) materially alter the Performance Criteria for the Award of Restricted Stock, Performance Units, Performance Shares or cash incentive Awards as set forth in Exhibit A; or (vii) require stockholder approval in order for this Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may this Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under this Plan, decrease the minimum exercise price of any Stock Option or Stock Appreciation Right, or to make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company's securities are listed or traded at the request of the Company.
The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent.

ARTICLE XVI
UNFUNDED PLAN
16.1     Unfunded Status of Plan. This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
ARTICLE XVII
GENERAL PROVISIONS
17.1     Legend. The Committee may require each person receiving shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.
All certificates for shares of Common Stock delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee in its sole discretion may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
17.2     Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
17.3     Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee, Non-Employee Director or Consultant any right with respect to continuance of employment, directorship or Consultancy by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Non-Employee Director or Consultant is retained to terminate his employment, directorship or Consultancy at any time.

17.4     Withholding of Taxes. The Company shall have the right to deduct from any payment to be made to a Participant, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Code Section 83(b), a Participant shall pay all required withholding to the Company.
Any such withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.
17.5     Listing and Other Conditions.
(a)     As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Stock Option with respect to such shares shall be suspended until such listing has been effected.
(b)     If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise with respect to shares of Common Stock or Awards, and the right to exercise any Stock Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
(c)     Upon termination of any period of suspension under this Section 17.5, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Stock Option.
(d)     A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

17.6     Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).
17.7     Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
17.8     Other Benefits. No Award payment under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its subsidiaries nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, unless otherwise specifically stated in such other benefit plan.
17.9     Costs. The Company shall bear all expenses included in administering this Plan, including expenses of issuing Common Stock pursuant to any Awards hereunder.
17.10     No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
17.11     Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant's death or Disability and to supply it with a copy of the will (in the case of the Participant's death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of this Plan.
17.12     Section 16(b) of the Exchange Act. All elections and transactions under this Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of this Plan and the transaction of business thereunder.
17.13     Section 409A of the Code
(a)     Although the Company does not guarantee the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section

409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(b)     Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to any Award granted under the Plan that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “409A Covered Award”):

(i)    A termination of employment shall not be deemed to have occurred for purposes of any provision of a 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 13.13(b)(i) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.
(ii)    Whenever a payment under a 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
17.14     Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
17.15     Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.
17.16     Electronic Communications. Notwithstanding anything else herein to the contrary, any Award agreement, notice of exercise of an Option or Non-Tandem Stock Appreciation Right, or other document or notice required or permitted by this Plan that is required to be delivered in writing may, to the extent determined by the Committee, be delivered and accepted electronically. Signatures may also be electronic if permitted by the Committee. The term “written agreement” as used in the Plan shall include any document that it is delivered and/or accepted electronically.
ARTICLE XVIII
EFFECTIVE DATE OF PLAN
The Plan was originally adopted by the Board and effective on October 19, 1999, subject to approval by the stockholders of the Company (which was obtained at the stockholders meeting held on December 14, 1999). The Plan was thereafter amended and restated in accordance with the requirements of the laws of the State of Delaware. The Board approved the amendment and restatement of the Plan on October 9, 2006 and such amended and restated plan became effective on October 9, 2006, subject to approval of the provisions of this Plan adding a cash incentive Award and re-approval of the Performance Criteria for performance-based Equity Awards by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware or such later date as provided in the adopting resolution. The stockholders of the Company approved the amendments that were subject to stockholder approval at the stockholder meeting held on December 5, 2006. A further restatement of the Plan was approved by the Board on December 6, 2007 which incorporated amendments effective on November 9, 2007 (deleting the Plan provision authorizing the Committee with the authority to buy out previously granted stock options based on terms and conditions established by the Committee) and on December 6, 2007 (increasing the number of shares available for grant of Awards under the Plan by 850,000). A further restatement of the Plan was approved by the Board on June 2, 2009 which incorporated amendments effective on June 2, 2009 (changing the date of grant of the annual grants of Stock Options to Non-Employee Directors). A further restatement of the Plan was approved by the Board on September 22, 2009 and incorporates amendments effective on October 18, 2009 (increasing the number of shares available for grant of Awards under the Plan by 2,375,000, adjusting the maximum annual grant of Performance Units and the maximum annual potential amount earnable under Performance Units, limiting the Committee's authority to amend or substitute a SAR or to issue Awards or cash in exchange for an Option or SAR in certain circumstances without stockholder approval, changing the conversion method for Performance Units, clarifying Plan provisions in compliance with Section 409A of the Code, and prohibiting any transfers or dispositions of Non-Qualified Stock Options to Family Members for value), certain of which were subject to the approval by the stockholders of the Company. The stockholders of the Company approved the amendments that were subject to stockholder approval at the stockholder meeting held on December 9, 2009. A further restatement of the Plan was approved by the Board on June 2, 2010 and incorporates amendments effective on June 2, 2010 (changing the date of grant and the amount of the annual grants of Stock Options to Non-Employee Directors). A further restatement of the Plan was approved by the Board and effective on September 21, 2011 and incorporates amendments effective on September 21, 2011 and, as approved by stockholders, on January 13, 2012 (including setting minimum vesting terms for Full-Value Awards and the right in certain cases to receive or retain dividends and dividend equivalents thereunder, providing the Committee the discretion to permit a Participant to designate a beneficiary to receive outstanding Awards or exercise rights thereunder following death, changing the amount of the initial and annual grants of Stock Options to Non-Employee Directors, providing Non-Employee Directors with the opportunity to elect to receive RSUs and/or shares of Restricted Stock in lieu of an Annual Option, providing Non-Employee Directors with the opportunity to elect to receive Stock Units in lieu of their annual cash retainer, providing for the automatic grant of RSUs to Non-Employee Directors in lieu of their Annual Options in order to satisfy minimum Company stock ownership requirements, providing the Committee the discretion to accelerate the vesting of Awards granted to Non-Employee Directors or to continue the vesting thereof beyond Termination of Directorship, and clarifying certain Plan provisions), with the provisions relating to the grant of RSUs, Restricted Stock and Stock Units to Non-Employee Directors subject to stockholder approval. A further restatement of the Plan was approved by the Board and is effective June 5, 2013 and incorporates amendments effective on June 5, 2013 with respect to Section 13.6(a) of the Plan to provide that the Committee may permit elections by Non-Employee Directors at any time. A further restatement of the Plan was approved by the Board and effective on October 2, 2013 and incorporates amendments effective on October 2, 2013 (including authorizing dividend equivalents from the beginning date of any Performance Period, clarifying that dividend equivalents on certain Awards can be either cash or in additional Awards, adding more specific provisions regarding the grant of dividend equivalents on RSUs or Stock Units granted to Non-Employee Directors, and specifying that elections by Non-Employee Directors relating to type of award can be allowed by the Committee at any time compliant with Section 409A and other applicable provision of the Code). A further restatement of the Plan was approved by the Board and effective on December 10, 2015, and incorporates amendments effective on December 10, 2015 with respect to Section 13.2 of the Plan to change the method for determining the initial and annual grants of Stock Options to Non-Employee Directors and to provide the Committee with discretion over the vesting of Non-Employee Director grants and the term of Stock Options. A further amendment to the Plan was approved by the Board so that effective as of August 9, 2016, the grant date fair value of Non-Employee Director annual equity Awards was set at $120,000. A further restatement of the Plan was approved by the Board effective on November 18, 2016, increasing the number of shares of Common Stock available for Awards under the Plan, re-approving the material terms of the Performance Criteria under the Plan, extending the term of the Plan for an additional 10 years, clarifying the provisions of the Plan relating to share counting and reducing the number of Shares subject to Full-Value Awards that may be granted without being subject to minimum vesting requirements, with the provisions relating to the increase in the number of shares available under the Plan, the re-approval of the material terms of the Performance Criteria and extending the term of the Plan for an additional 10 years being approved by stockholders on December 8, 2016. A further restatement of the Plan was approved by the Board and effective on November 15, 2017 and incorporates amendments effective on November 15, 2017 and, as approved by stockholders, on December 5, 2017 (including increasing the number of shares of Common Stock available for Awards under the Plan and providing that Awards made to participants on or after November 15, 2017, unless otherwise determined by the Committee, shall not automatically vest and become exercisable upon a Change in Control, but instead such Awards shall automatically vest and become fully exercisable if the Participant experiences an involuntary Termination without Cause within two years following a Change in Control), with the provisions relating to the increase in the number of shares available under the Plan being subject to stockholder approval. This restatement of the Plan was approved by the Board and effective March 6, 2018, and provides that, for Awards granted on and after March 6, 2018, adjustments pursuant to Section 4.2(b) of the Plan may be made in respect of transactions effected with receipt of consideration by the Company rather than only in respect of transactions effected without receipt of consideration by the Company.
ARTICLE XIX
TERM OF PLAN
No Award shall be granted pursuant to this Plan on or after November 18, 2026, but Awards granted prior to such date may extend beyond that date. The foregoing notwithstanding, any Awards, the vesting or payment of which is conditioned on the satisfaction of Performance Criteria intended to qualify as "performance-based compensation" under Section 162(m) of the Code may be granted until the date of the first Annual Meeting of Stockholders that occurs in the fifth year following the year in which the Company's stockholders last previously re-approved the Performance Criteria or approved other designated performance goals (even if this deadline extends past the date at which other Awards may be granted under the Plan).

EXHIBIT A

PERFORMANCE CRITERIA
Performance Goals established for purposes of conditioning the grant of an Award of Restricted Stock based on performance or the vesting of performance-based Awards of Restricted Stock, Performance Units, Performance Shares and/or cash incentive Awards shall be based on one or more of the following performance criteria ("Performance Criteria"): (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, income before income tax and stock based compensation expense, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of target levels of or a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders' equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels of or specified increases in the fair market value of the shares of the Company's common stock; and (x) the growth in the value of an investment in the Company's common stock assuming the reinvestment of dividends. For purposes of item (i) above, "extraordinary items" shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board. The Committee may specify that specific items of income or expense may be included or excluded from the calculation of achievement of any of the foregoing Performance Criteria.
In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria.

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